Exhibit 10.2

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is effective as of January 1, 20     (the “Grant Date”) between Quad/Graphics, Inc., a Wisconsin corporation (the “Company”), and                    (the “Optionee”).

BACKGROUND

A.                                   The Company adopted the Quad/Graphics, Inc. 1999 Nonqualified Stock Option Plan (the “Plan”) to allow grants of options to purchase the Company’s common stock (the “Stock”) to certain employees and directors of the Company or a parent or subsidiary of the Company (a “Related Corporation”), as defined in Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the “Code”).

B.                                     The Optionee is an employee or director of the Company or a Related Corporation, and the Company desires to provide the Optionee with a means to share in the Company’s economic success.

C.                                     On December          , 20       , the Board of Directors of the Company (the “Board”) approved an option grant that allows the Optionee to purchase shares of Stock from the Company effective as of the Grant Date.

D.                                    After such Board approval, the Company informed the Optionee of the option grant and the fact that the exercise price of the option would be based on the fair market value of the Stock as of the Grant Date, as determined through an appraisal process that would not be completed until a later date.

E.                                      The appraisal process for valuing the Stock is now complete, and the Company and the Optionee wish to enter into this Agreement to memorialize the option grant.

AGREEMENT

In consideration of the foregoing and the promises set forth in this Agreement, the parties agree as follows:

1.                                       Grant of Options.  The Company grants to the Optionee an option to purchase (the “Option”) from the Company up to            shares of Class A Common Stock, $0.025 par value per share (the “Option Shares”).  The exercise price for each Option Share (the “Option Price”) is $           , less the amount of any non-tax dividends paid on account of one share of Stock after the Grant Date except to the extent such non-tax dividends are allocated to a deferred compensation plan pursuant to Section 9(b).

2.                                       Vesting.

(a)                                  General.  Ten percent (10%) of the Option Shares will vest on each anniversary of the Grant Date, provided that a separation from service has not occurred on or before the applicable anniversary date.

(b)                                 Change of Control.  Notwithstanding Section 2(a), all of the Option Shares will vest immediately upon a change of control, provided that a separation from service has not occurred before the change of control.

3.                                       Exercise.

(a)                                  Time of Exercise.

(i)                                     General.  The Optionee may exercise the Option with respect to vested Option Shares within thirty (30) days after the fifth (5th) and tenth (10th) anniversary of the Grant Date.  However, the Optionee may defer his [her] right to exercise the Option at the fifth (5th) anniversary of the Grant Date until the tenth (10th) anniversary of the Grant Date.  To do so, the Optionee must deliver an irrevocable written notice of deferral prior to the fourth (4th) anniversary of the Grant Date.  Upon delivery of such written notice, the Optionee may exercise the Option with respect to vested Option Shares only during the thirty (30) day period that begins on the tenth (10th) anniversary of the Grant Date (unless a right to exercise arises under subclause (ii), (iii) or (iv) below).

(ii)                                  Separation from Service.  The Optionee may exercise the Option with respect to vested Option Shares within ninety (90) days after a separation from service, provided, however, that if the separation from service occurs after October 2nd in a calendar year, then the Optionee may not exercise the Option until the next calendar year, but in any case the Option must still be exercised within ninety (90) days after such separation of service..

(iii)                               Unforeseeable Emergency.  The Optionee may exercise the Option with respect to the number of vested Option Shares necessary to satisfy an unforeseeable emergency.

(iv)                              Change of Control.  The Optionee may exercise the Option with respect to vested Option Shares within thirty (30) days after a change of control.

(b)                                 Expiration Upon Failure to Exercise.  Failure to exercise any portion of the Option that becomes exercisable pursuant to Section 3(a) (other than subclause (iii)) will result in the expiration of that portion of the Option that was vested at the time the right to exercise arose.

(c)                                  Method of Exercise.  The Optionee may exercise the Option only to the extent vested and only with respect to that portion of the Option that has not expired.  To exercise the Option, the Optionee must provide the Company with written notice of exercise specifying the number of Option Shares with respect to which the Option is being exercised, together with such other information as the Company requests.  During the Optionee’s lifetime, the Optionee will be the only person entitled to exercise the Option.  After the Optionee’s lifetime, any person seeking to exercise the Option must prove to the Company’s satisfaction that such person is entitled to do so.

(d)                                 Payment of Option Price.  At the time the Optionee delivers a written notice of exercise, the Optionee must submit to the Company full payment of the Option

Price with respect to the Option Shares that are being purchased.  The Optionee may submit payment by delivery of (i) cash or cash equivalents, (ii) certificate(s) for shares of Stock that the Optionee has owned for at least six (6) months, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, (iii) other consideration that the Board approves or (iv) any combination of the foregoing.  The value of the consideration described in subclauses (ii) and (iii) above will be the fair market value as determined by the Board.

(e)                                  Condition to Issuance of Shares.  As a condition to the issuance of Optioned Shares purchased upon exercise of the Option, the Optionee must (i) enter into an agreement containing such investment representations and warranties, and take such other actions, as the Company deems appropriate for compliance with securities and other laws, (ii) enter into a restrictive stock transfer agreement, in form and substance acceptable to the Company, that may impose restrictions on the transfer of the Optioned Shares purchased upon exercise of the Option, among other obligations, and (iii) enter into a shareholders’ agreement containing such provisions, and take such other actions, as the Company deems appropriate to preserve the Company’s status as a Subchapter S corporation.

(f)                                    Issuance of Shares.  After the Optionee’s compliance with the other provisions of this Section 3, the Company will issue the Optioned Shares purchased upon exercise of the Option by providing the Optionee with one or more stock certificates evidencing such Optioned Shares.

4.                                       Expiration of Option.  The Option will expire on the January 31st that occurs after the tenth (10th) anniversary of the Grant Date.

5.                                       Optionee Put Rights.

(a)                                  General.  The Company will purchase from the Optionee all of the shares of Stock that the Optionee purchased upon exercise of the Option, together with all other securities of the Company issued in lieu or on account of such shares (collectively, the “Purchased Option Shares”), at any time after the six (6) month period following the Optionee’s acquisition of such Purchased Option Shares, if both (i) no adequate public market for the Stock exists and (ii) one of the following conditions is satisfied:

•                  A separation from service has occurred, and the Optionee has delivered to the Company a written request that the Company purchase all of the Purchased Option Shares pursuant to this Section 5; or

•                  The Optionee has experienced an unforeseeable emergency; the Optionee has delivered to the Company a written request that the Company purchase all of the Purchased Option Shares pursuant to this Section 5; and within twenty (20) days after delivery of such written notice, the Board has not determined that no unforeseeable emergency exists.

(b)                                 Terms of Purchase.  If the Company becomes obligated to purchase Purchased Option Shares pursuant to this Section 5, then the Company will effect the purchase upon the terms set forth in Section 7.

6.                                       Company Call Rights. From and after any exercise of the Option, the Company will have the right (but not the obligation) to purchase all or any part of the Purchased Option Shares upon the terms set forth in Section 7.  The Company may exercise its right to purchase on or after the date that the Optionee exercises the Option, whether through a single purchase of all Purchased Option Shares or through multiple purchases of Purchased Option Shares completed on different dates.

7.                                       Terms of Purchase.

(a)                                  Notice of Exercise.  If the Company becomes obligated to purchase Purchased Option Shares pursuant to Section 5 or desires to exercise its right to purchase all or any part of the Purchased Option Shares pursuant to Section 6, then the Company will acknowledge such obligation or signify such exercise by delivering a written notice (a “Purchase Notice”) to the Optionee and/or any third party claiming an interest in the applicable Purchased Option Shares (in each case, the “Subject Shares Seller”)..  The Purchase Notice will describe the nature and amount of the applicable Purchased Option Shares with respect to which the Company is obligated or exercising its right to purchase (the “Subject Shares”).

(b)                                 Purchase Price.  The per share purchase price for the Subject Shares will be the per share price most recently determined by (i) an independent appraisal firm in connection with the valuation of Stock for the Quad/Graphics Personal Enrichment Plan or (ii) an independent appraisal firm selected by the Company to appraise the value of the Stock for any other purpose.  If no such independent appraisal has been completed within eighteen (18) months prior to the date that the Company delivered the Purchase Notice, then the per share purchase price for the Subject Shares will be determined by written agreement of the Company and the Subject Shares Seller.  In that event, if the Company and the Subject Shares Seller are unable to reach a written agreement within thirty (30) days after the date that the Company delivered the Purchase Notice, then either the Company or the Subject Shares Seller may submit the matter of valuation of the Subject Shares to an independent appraisal firm mutually agreed upon by the parties.  The fees of such independent appraisal firm will be shared equally by the Company and the Subject Shares Seller, and the determination of such independent appraisal firm will be final and binding on the Company and the Subject Shares Seller.

(c)                                  Tendering of Shares.  Within ten (10) days after the Company delivers the Purchase Notice, the Subject Shares Seller will (i) deliver to the Company all stock certificates evidencing the Subject Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, and (ii) take such other action as the Company requests to transfer and assign the Subject Shares to the Company free and clear of all liens, claims, pledges or other encumbrances of any nature whatsoever, including voting trusts or agreements, proxies and marital or community property interests.  If the Subject Shares Seller fails to complete these actions, then the Company’s purchase of all of the Subject Share Seller’s interest in the Subject Shares will remain effective.  However, if it wishes, the Company may withhold payment of the purchase price for the Subject Shares until the Subject Shares Seller has completed these actions.

(d)                                 Effective Date of Purchase.  Notwithstanding anything to the contrary in this Agreement, the Company’s purchase of the Subject Shares will be deemed effective as of the date that the Company delivered the Purchase Notice to the Subject Shares Seller.

8.                                       Other Restrictions.  Notwithstanding anything to the contrary in this Agreement:

(a)                                  Notice of Potential Transfer.  The Optionee will provide the Company with written notice of any potential transfer of any Purchased Option Shares, specifying the terms of the potential transfer, at least thirty (30) days prior to the completion of the potential transfer.

(b)                                 Transferee Obligations.  The Optionee will not transfer any Purchased Option Shares to any person other than the Company unless the proposed transferee:

•                  completes all of the actions described in subclauses (i), (ii) and (iii) of Section 3(e) with respect to the Purchased Option Shares; and

•                  enters into an agreement, in form and substance acceptable to the Company, that (i) provides the Company with the right to purchase all or any part of the Purchased Option Shares, upon terms consistent with those set forth in Section 7, from and after a separation from service (between the Optionee and the Company) and (ii) requires the proposed transferee to comply with terms consistent with this Section 8.

The preceding sentence will not apply to pledges of Purchased Option Shares (but will apply to any transfers occurring upon the exercise of rights of a pledgee).  Any attempted transfer of any Purchased Option Shares that is not permitted or completed in accordance with this Section 8 will be void and without legal effect.

(c)                                  Other Obligations.  The Company’s rights under this Agreement will be in addition to, and will not affect or limit in any manner, any other rights of the Company, including all rights of first refusal, rights to purchase and options to purchase set forth in the Articles of Incorporation of the Company and any other agreement between the Optionee (or other interested party) and the Company.

9.                                       Miscellaneous.

(a)                                  Receipt of Plan; Interpretation by the Board.  The terms of the Plan are expressly incorporated by reference into this Agreement to the extent not stated in this Agreement.  In the event of any conflict between this Agreement and the Plan, the Plan will govern.  As a condition of the granting of the Option, the Optionee agrees that (i) the Optionee has read and understands the Plan, (ii) the Plan and this Agreement will be subject to discretionary interpretation by the Board and (iii) the Board’s interpretation of the Plan and this Agreement will be final, conclusive and binding on, and nonappealable by, the Optionee and any person who may claim through the Optionee.

(b)                                 Creation of Deferred Compensation Plan.  If the Option Price is

reduced to less than fifty percent (50%) of the fair market value of the Stock on the Grant Date due to the application of Section 1, then the Board, at its discretion, may direct any non-tax dividends that are paid after such reduction in the Option Price to be allocated to an account under a deferred compensation plan (as opposed to causing a further reduction in the Option Price) created for such purpose containing such terms and conditions as the Board deems advisable, provided that the benefits accruing under such deferred compensation plan are paid in a lump sum at the time that the Optionee exercises the Option and in proportion to the number of Option Shares that the Optionee purchased as a result of such exercise.

(c)                                  Nontransferability of Option.  The Optionee will have no right to transfer the Option, except for a transfer by will or the laws of descent and distribution if all transferees comply with, and agree to be bound by, the terms of this Agreement (including Section 6).  Any attempted transfer of the Option that is not permitted or completed in accordance with this Section 9(c) will be void and without legal effect.

(d)                                 Status of Optionee.  Nothing in this Agreement or the Plan will be deemed to confer upon the Optionee any right to continue in his [her] position as an employee or director of the Company or a Related Corporation.  The Optionee will not be deemed to be a shareholder of the Company with respect to any of the Optioned Shares except to the extent that the Optionee becomes the owner of Stock as evidenced by stock certificates that the Company issues pursuant to Section 3(f).

(e)                                  Notices.  Any notice required or permitted by this Agreement will be in writing and given by personal delivery or by overnight courier service.  Notices to the Optionee will be directed to the Optionee at his [her] place of employment or personal residence as set forth in the Company’s records, and notices to the Company will be directed to the Company at N63 W23075 Main Street, Sussex, Wisconsin 53089-2927, Attention:  Chief Financial Officer (with a copy to the Company’s General Counsel at the same address), or such other address as the Company may direct from time to time.

(f)                                    Certain Definitions.

(i)                                     A “change of control” occurs if any one person or more than one person acting as a group acquires ownership of Stock that, together with Stock already held by such person/group, constitutes more than 50% of the total voting power of the Stock of the Company.  However, transfers to (x) lineal descendants of the transferor, (y) spouses of the transferor or such lineal descendants, or (z) trusts, partnerships or other legal entities for the benefit of the transferor or any person described in subclause (x) or (y) shall not be considered in determining whether a change of control has occurred.

(ii)                                  A “non-tax dividend” is a cash dividend paid by the Company to its shareholders, other than a “tax distribution dividend” required to be paid by the Company to shareholders pursuant to the terms of the applicable shareholders’ agreement related to taxes passed through to shareholders as a result of the Company’s S corporation election under Section 1362 of the Code.

(iii)                               A “separation from service” is a separation from service between the Optionee and the Company, as defined under the default rules of the applicable regulations for Section 409A of the Code.

(iv)                              A “transfer” of any shares of Stock includes (A) a sale, pledge, encumbrance or other transfer of any interest in the Stock to any person other than the Optionee or the Company or (B) the creation of any interest in the Stock in any person other than the Optionee or the Company.  Notwithstanding the foregoing, the creation of an interest in the Stock in favor of the Optionee’s spouse by operation of marital property or community property laws will not be deemed a transfer so long as (x) that portion of the Stock in which such interest is created continues to be registered solely in the name of the Optionee and (y) the Optionee maintains full management and control rights with respect to that portion of the Stock in which such interest is created.  However, if any of these conditions cease to be satisfied, then such cessation will be deemed to constitute a transfer of the interest in the Stock in which such marital property or community property interest was previously created.  In the absence of actual notice to the contrary, the Company has the right (but not the obligation) to assume that the registered owner of Stock has full management and control rights with respect to the Stock.

(v)                                 An “unforeseeable emergency” has the meaning set forth in the applicable regulations of Section 409A of the Code.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Nonqualified Stock Option Agreement on the day and year first written above.

QUAD/GRAPHICS, INC.

By:

ATTEST:

By:

OPTIONEE:

Name: